Exhibit 99.1

Baker Hughes Company Announces First-Quarter 2024 Results
First-quarter highlights
•Orders of $6.5 billion, including $2.9 billion of IET orders.
•Revenue of $6.4 billion, up 12% year-over-year.
•Net income attributable to the Company of $455 million.
•GAAP diluted EPS of $0.45 and adjusted diluted EPS* of $0.43.
•Adjusted EBITDA* of $943 million, up 21% year-over-year.
•Cash flows from operating activities were $784 million and free cash flow* was $502 million.
•Returns to shareholders of $368 million, including $158 million of share repurchases.
HOUSTON & LONDON (April 23, 2024) – Baker Hughes Company (Nasdaq: BKR) (Baker Hughes or the Company) announced results today for the first quarter of 2024.
"2024 has gotten off to a good start for Baker Hughes. Our solid first quarter results put us on a path toward achieving our full-year guidance and continue to build on the momentum from last year as we execute our strategy," said Lorenzo Simonelli, Baker Hughes chairman and chief executive officer.
"We have started the year positively on the orders front. This is particularly evident in the IET segment, where we booked $2.9 billion of orders during the quarter, including large awards from Aramco for the Master Gas System 3 and Black & Veatch for Cedar LNG."
"We delivered strong first quarter operating results, highlighted by 50% year-over-year Adjusted EPS growth. Importantly, we exceeded the midpoint of our EBITDA margin guidance, driven by outstanding operational performance in the IET segment. We also booked $239 million of new energy orders and generated more than $500 million of free cash flow."
"We also continue to enhance returns to our shareholders. During the quarter, we increased our quarterly dividend by one penny to 21 cents, which represents an 11% increase year-over-year, repurchased $158 million of shares and remain firmly on-track to deliver 60% - 80% of free cash flow to shareholders."
"I would like to thank our employees for their hard work and commitment to achieve our goals, delivering for our customers, and driving the Company forward," concluded Simonelli.

* Non-GAAP measure. See reconciliations in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2024 Results

	Three Months Ended			Variance
(in millions except per share amounts)	March 31, 2024	December 31, 2023	March 31, 2023	Sequential	Year-over-year
Orders	$6,542	$6,904	$7,632	(5%)	(14%)
Revenue	6,418	6,835	5,716	(6%)	12%
Net income attributable to Baker Hughes	455	439	576	4%	(21%)
Adjusted net income attributable to Baker Hughes* (non-GAAP)	429	511	289	(16%)	48%
Operating income	653	651	438	—%	49%
Adjusted operating income* (non-GAAP)	660	816	512	(19%)	29%
Adjusted EBITDA* (non-GAAP)	943	1,091	782	(14%)	21%
Diluted earnings per share (EPS)	0.45	0.43	0.57	4%	(20%)
Adjusted diluted EPS* (non-GAAP)	0.43	0.51	0.28	(16%)	50%
Cash flow from operating activities	784	932	461	(16%)	70%
Free cash flow* (non-GAAP)	502	633	197	(21%)	F
"F" is used in most instances when variance is above 100%. Additionally, "U" is used when variance is below (100)%.
* Non-GAAP measure. See reconciliations in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." EBITDA margin is defined as EBITDA divided by revenue. Free cash flow conversion rate is defined as free cash flow divided by EBITDA.
Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.
Quarter Highlights
The Oilfield Service and Equipment ("OFSE") segment secured two significant, multi-year awards for on- and offshore services from Petrobras in the first quarter, demonstrating continued momentum in the country. The first contract will have Baker Hughes provide integrated well construction services across three rigs in the Buzios field offshore Brazil. The second contract will help Petrobras optimize efficiency, reliability and sustainability of its onshore operations in the Bahia-Terra cluster, where artificial lift services will be deployed across 450 wells. The scope of work includes electrical submersible pumps, variable speed drives and sand separation.
OFSE also saw strong demand for its LucidaTM advanced rotary steerable service during the first quarter, with three separate contracts across North American land. Pursuant to the first award, OFSE will utilize Lucida in approximately 100 wells for EQT in the U.S. Appalachian Basin. The other two contracts will deploy Lucida in the Midland and Delaware Basins, as well as the Denver-Julesburg Basin in the Rockies.
The Industrial and Energy Technology ("IET") segment continued to demonstrate its leadership in gas technology. Major awards in the first quarter include Gas Technology Equipment for the third phase of Saudi Arabia’s Master Gas System project (MGS3), awarded by Worley on behalf of Aramco. Baker Hughes will supply 17 centrifugal compressors driven by our state-of-the-art aeroderivative gas turbines for the new 4,000-km pipeline. This new gas distribution project is expected to accelerate the switch from oil to gas for domestic power generation and contribute to the reduction of carbon emissions in the Kingdom.
IET was also awarded a Gas Technology Equipment order from Black & Veatch to supply Cedar LNG in Canada with an electric-driven liquefaction technology solution. Baker Hughes will supply a range of turbomachinery equipment to the project, which is powered by renewable electricity and is expected to be one of the lowest carbon intensity LNG facilities in the world.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2024 Results
IET secured three important on- and offshore production orders from Tecnimont (MAIRE) and the joint venture between National Petroleum Construction Company (NPCC) and Saipem to support the development of natural gas fields in Abu Dhabi in the United Arab Emirates. These awards, which include advanced compression and will see Baker Hughes supplying 11 centrifugal compressors, will support onshore and offshore operations.
Strong order momentum continues for IET’s Climate Technology Solutions ("CTS"). During the quarter, Baker Hughes received an award from Snam for compression trains driven by hydrogen-ready NovaLT12™ turbines to support a new gas compressor station in Italy that will eventually transport additional energy supplies from Azerbaijan, Africa and the Eastern Mediterranean region to Northern Europe. IET also booked a CTS contract to supply the Company's ICL zero-emissions integrated compressor technology that will be deployed by TotalEnergies in its Aguada Pichana process plant in the Vaca Muerta region of Argentina.
Furthermore, IET secured a CTS order from a key Middle Eastern industrial company for the refurbishment of steam turbines and centrifugal compressor trains. This upgrade drives process efficiency improvement and 5% CO2 estimated emissions reduction as part of the customer's energy transition roadmap.
Also in the first quarter, IET Industrial Solutions saw increased adoption of its CordantTM suite of digital solutions, receiving several multi-year awards to support a large LNG installation in the Middle East; expand upon an existing installation for a renewable energy customer's wind and hydro facilities in Latin America; and deploy Asset Performance Management solutions to maximize uptime and increase production for a customer's offshore operations in the Middle East.
Consolidated Revenue and Operating Income by Reporting Segment

(in millions)	Three Months Ended			Variance
	March 31, 2024	December 31, 2023	March 31, 2023	Sequential	Year-over-year
Oilfield Services & Equipment	$3,783	$3,956	$3,577	(4%)	6%
Industrial & Energy Technology	2,634	2,879	2,138	(8%)	23%
Total segment revenue	6,418	6,835	5,716	(6%)	12%
Oilfield Services & Equipment	422	492	371	(14%)	14%
Industrial & Energy Technology	330	412	241	(20%)	37%
Total segment operating income	752	904	612	(17%)	23%
Corporate	(92)	(88)	(100)	(4%)	8%
Inventory impairment	—	(2)	(18)	F	F
Restructuring, impairment & other	(7)	(163)	(56)	96%	88%
Operating income	653	651	438	—%	49%
Adjusted operating income*	660	816	512	(19%)	29%
Depreciation & amortization	283	274	269	3%	5%
Adjusted EBITDA*	$943	$1,091	$782	(14%)	21%
* Non-GAAP measure. See reconciliations in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
"F" is used when variance is above 100%. Additionally, "U" is used when variance is below (100)%.
Revenue for the quarter was $6,418 million, a decrease of 6% sequentially and an increase of 12% year-over-year. The increase in revenue year-over-year was driven by higher volume in both IET and OFSE.
The Company's total book-to-bill ratio in the quarter was 1.0; the IET book-to-bill ratio in the quarter was 1.1.
Operating income as determined in accordance with generally Accepted Accounting Principles ("GAAP") for the first quarter of 2024 was $653 million. Operating income increased $2 million sequentially and increased $215 million

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2024 Results
year-over-year. Total segment operating income was $752 million for the first quarter of 2024, down 17% sequentially and up 23% year-over-year.
Adjusted operating income (a non-GAAP measure) for the first quarter of 2024 was $660 million, which excludes adjustments totaling $7 million before tax. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." Adjusted operating income for the first quarter of 2024 was down 19% sequentially and up 29% year-over-year.
Depreciation and amortization for the first quarter of 2024 was $283 million.
Adjusted EBITDA (a non-GAAP measure) for the first quarter of 2024 was $943 million, which excludes adjustments totaling $7 million before tax. See Table 1b in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." Adjusted EBITDA for the first quarter was down 14% sequentially and up 21% year-over-year.
The sequential decrease in adjusted operating income and adjusted EBITDA was driven by lower volume and negative mix in IET and OFSE, partially offset by higher productivity. The year-over-year increase in adjusted operating income and adjusted EBITDA was driven by volume and pricing in both segments and structural cost-out initiatives, partially offset by cost inflation in both segments, and higher equipment mix and higher R&D spend in IET.
Corporate costs were $92 million in the first quarter of 2024, up 4% sequentially and down 8% year-over-year.
Other Financial Items
Remaining Performance Obligations (RPO) in the first quarter ended at $32.7 billion, a decrease of $0.8 billion from the fourth quarter of 2023. OFSE RPO was $3.4 billion, down 5% sequentially, while IET RPO was $29.3 billion, down 2% sequentially. Within IET RPO, Gas Technology Equipment RPO was $11.5 billion and Gas Technology Services RPO was $14.6 billion.
Income tax expense in the first quarter of 2024 was $178 million.
Other non-operating income in the first quarter of 2024 was $29 million. Included in other non-operating income were net mark-to-market gains in fair value for certain equity investments of $52 million.
GAAP diluted earnings per share was $0.45. Adjusted diluted earnings per share was $0.43. Excluded from adjusted diluted earnings per share were all items listed in Table 1c in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
Cash flow from operating activities was $784 million for the first quarter of 2024. Free cash flow (a non-GAAP measure) for the quarter was $502 million. A reconciliation from GAAP has been provided in Table 1d in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures."
Capital expenditures, net of proceeds from disposal of assets, were $282 million for the first quarter of 2024. Capital expenditures, net of proceeds from disposal of assets, were $210 million for OFSE, and $69 million for IET.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2024 Results
Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services & Equipment

(in millions)	Three Months Ended			Variance
Segment results	March 31, 2024	December 31, 2023	March 31, 2023	Sequential	Year-over-year
Orders	$3,624	$3,874	$4,100	(6%)	(12%)
Revenue	$3,783	$3,956	$3,577	(4%)	6%
Operating income	$422	$492	$371	(14%)	14%
Operating income margin	11.1%	12.4%	10.4%	-1.3pts	0.7pts
Depreciation & amortization	$222	$217	$208	2%	7%
EBITDA*	$644	$709	$579	(9%)	11%
EBITDA margin*	17.0%	17.9%	16.2%	-0.9pts	0.8pts

(in millions)	Three Months Ended			Variance
Revenue by Product Line	March 31, 2024	December 31, 2023	March 31, 2023	Sequential	Year-over-year
Well Construction	$1,061	$1,122	$1,061	(5%)	—%
Completions, Intervention & Measurements	1,006	1,086	909	(7%)	11%
Production Solutions	945	990	938	(5%)	1%
Subsea & Surface Pressure Systems	771	758	670	2%	15%
Total Revenue	$3,783	$3,956	$3,577	(4%)	6%

(in millions)	Three Months Ended			Variance
Revenue by Geographic Region	March 31, 2024	December 31, 2023	March 31, 2023	Sequential	Year-over-year
North America	$990	$1,018	$992	(3%)	—%
Latin America	637	708	661	(10%)	(4%)
Europe/CIS/Sub-Saharan Africa	750	707	581	6%	29%
Middle East/Asia	1,405	1,522	1,345	(8%)	5%
Total Revenue	$3,783	$3,956	$3,577	(4%)	6%

North America	$990	$1,018	$992	(3%)	—%
International	2,793	2,938	2,586	(5%)	8%
* Non-GAAP measure. See reconciliations in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." EBITDA margin is defined as EBITDA divided by revenue.
OFSE orders of $3,624 million for the first quarter decreased by $249 million sequentially. Subsea and Surface Pressure Systems orders were $633 million, down 3% sequentially, and down 47% year-over-year.
OFSE revenue of $3,783 million for the first quarter was down 4% sequentially, and up 6% year-over-year.
North America revenue was $990 million, down 3% sequentially. International revenue was $2,793 million, a decrease of 5% sequentially, driven by volume decline in Latin America, Middle East and Asia.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2024 Results
Segment operating income before tax for the first quarter was $422 million, a decrease of $71 million, or 14%, sequentially. Segment EBITDA for the first quarter was $644 million, a decrease of $65 million, or 9% sequentially. The sequential decrease in segment operating income and EBITDA was primarily driven by volume and negative mix.
Industrial & Energy Technology

(in millions)	Three Months Ended			Variance
Segment results	March 31, 2024	December 31, 2023	March 31, 2023	Sequential	Year-over-year
Orders	$2,918	$3,030	$3,533	(4%)	(17%)
Revenue	$2,634	$2,879	$2,138	(8%)	23%
Operating income	$330	$412	$241	(20%)	37%
Operating income margin	12.5%	14.3%	11.3%	-1.8pts	1.2pts
Depreciation & amortization	$56	$51	$56	10%	—%
EBITDA*	$386	$463	$297	(17%)	30%
EBITDA margin*	14.7%	16.1%	13.9%	-1.4pts	0.8pts

(in millions)	Three Months Ended			Variance
Orders by Product Line	March 31, 2024	December 31, 2023	March 31, 2023	Sequential	Year-over-year
Gas Technology Equipment	$1,230	$1,297	$1,709	(5%)	(28%)
Gas Technology Services	692	808	696	(14%)	(1%)
Total Gas Technology	1,922	2,105	2,405	(9%)	(20%)
Industrial Products	546	514	528	6%	4%
Industrial Solutions	257	288	271	(11%)	(5%)
Controls (1)	—	—	66	—%	U
Total Industrial Technology	803	802	865	—%	(7%)
Climate Technology Solutions	193	123	263	57%	(26%)
Total Orders	$2,918	$3,030	$3,533	(4%)	(17%)

(in millions)	Three Months Ended			Variance
Revenue by Product Line	March 31, 2024	December 31, 2023	March 31, 2023	Sequential	Year-over-year
Gas Technology Equipment	$1,210	$1,206	$831	—%	46%
Gas Technology Services	614	714	591	(14%)	4%
Total Gas Technology	1,824	1,920	1,422	(5%)	28%
Industrial Products	462	513	423	(10%)	9%
Industrial Solutions	265	276	222	(4%)	19%
Controls (1)	—	—	40	—%	U
Total Industrial Technology	727	789	685	(8%)	6%
Climate Technology Solutions	83	170	31	(51%)	F
Total Revenue	$2,634	$2,879	$2,138	(8%)	23%
* Non-GAAP measure. See reconciliations in the section titled "Reconciliation of GAAP to non-GAAP Financial Measures." EBITDA margin is defined as EBITDA divided by revenue.
(1)The sale of our controls business was completed in April 2023.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2024 Results
IET orders of $2,918 million for the first quarter decreased by $615 million, or 17% year-over-year. The decrease was driven primarily by the timing of Gas Technology Equipment orders which were down $480 million, or 28% year-over-year.
IET revenue of $2,634 million for the quarter increased $496 million, or 23% year-over-year. The increase was driven primarily by Gas Technology Equipment, up $379 million or 46% year-over-year.
Segment operating income before tax for the quarter was $330 million, up 37% year-over-year. Segment EBITDA for the quarter was $386 million, up $89 million, or 30% year-over-year. The year-over-year increase in segment operating income and EBITDA was primarily driven by higher volume, pricing and structural cost-out initiatives partially offset by unfavorable mix as a result of higher Gas Technology Equipment growth, cost inflation and higher R&D spend.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2024 Results
Reconciliation of GAAP to non-GAAP Financial Measures
Management provides non-GAAP financial measures because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance (including adjusted operating income; EBITDA; EBITDA margin; adjusted EBITDA; adjusted net income attributable to Baker Hughes; and adjusted diluted earnings per share) and liquidity (free cash flow) and that these measures may be used by investors to make informed investment decisions. Management believes that the exclusion of certain identified items from several key operating performance measures enables us to evaluate our operations more effectively, to identify underlying trends in the business, and to establish operational goals for certain management compensation purposes. Management also believes that free cash flow is an important supplemental measure of our cash performance but should not be considered as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flow from operating activities presented in accordance with Generally Accepted Accounting Principles (GAAP).
Table 1a. Reconciliation of GAAP and Adjusted Operating Income

	Three Months Ended
(in millions)	March 31, 2024	December 31, 2023	March 31, 2023
Operating income (GAAP)	$653	$651	$438
Restructuring, impairment & other	7	163	56
Inventory impairment	—	2	18
Total operating income adjustments	7	165	74
Adjusted operating income (non-GAAP)	$660	$816	$512
Table 1a reconciles operating income, which is the directly comparable financial result determined in accordance with GAAP, to adjusted operating income (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of Net Income Attributable to Baker Hughes to EBITDA and Adjusted EBITDA

	Three Months Ended
(in millions)	March 31, 2024	December 31, 2023	March 31, 2023
Net income attributable to Baker Hughes (GAAP)	$455	$439	$576
Net income attributable to noncontrolling interests	8	11	5
Provision for income taxes	178	72	179
Interest expense, net	41	45	64
Other non-operating (income) loss, net	(29)	84	(386)
Operating income (GAAP)	653	651	438

Depreciation & amortization	283	274	269
EBITDA (non-GAAP)	936	926	708
Total operating income adjustments (1)	7	165	74
Adjusted EBITDA (non-GAAP)	$943	$1,091	$782
(1)See Table 1a for the identified adjustments to operating income.
Table 1b reconciles net income attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to EBITDA (a non-GAAP financial measure). Adjusted EBITDA (a non-GAAP financial measure) excludes the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2024 Results
Table 1c. Reconciliation of Net Income Attributable to Baker Hughes to Adjusted Net Income Attributable to Baker Hughes

	Three Months Ended
(in millions, except per share amounts)	March 31, 2024	December 31, 2023	March 31, 2023
Net income attributable to Baker Hughes (GAAP)	$455	$439	$576
Total operating income adjustments (1)	7	165	74
Other adjustments (non-operating) (2)	(27)	89	(392)
Tax adjustments (3)	(6)	(181)	32
Total adjustments, net of income tax	(26)	72	(287)
Less: adjustments attributable to noncontrolling interests	—	—	—
Adjustments attributable to Baker Hughes	(26)	72	(287)
Adjusted net income attributable to Baker Hughes (non-GAAP)	$429	$511	$289

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	1,004	1,010	1,018
Adjusted earnings per share - diluted (non-GAAP)	$0.43	$0.51	$0.28
(1)See Table 1a for the identified adjustments to operating income.
(2)All periods primarily reflect the net gain or loss on changes in fair value for certain equity investments.
(3)All periods reflect the tax associated with the other operating and non-operating adjustments. 4Q'23 includes $81 million related to the release of a valuation allowance for certain deferred tax assets.
Table 1c reconciles net income attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes (a non-GAAP financial measure). Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.
Table 1d. Reconciliation of Net Cash Flows From Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	March 31, 2024	December 31, 2023	March 31, 2023
Net cash flows from operating activities (GAAP)	$784	$932	$461
Add: cash used for capital expenditures, net of proceeds from disposal of assets	(282)	(298)	(264)
Free cash flow (non-GAAP)	$502	$633	$197
Table 1d reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2024 Results
Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2024	2023
Revenue	$6,418	$5,716
Costs and expenses:
Cost of revenue	5,140	4,567
Selling, general and administrative	618	655
Restructuring, impairment and other	7	56
Total costs and expenses	5,765	5,278
Operating income	653	438
Other non-operating income, net	29	386
Interest expense, net	(41)	(64)
Income before income taxes	641	760
Provision for income taxes	(178)	(179)
Net income	463	581
Less: Net income attributable to noncontrolling interests	8	5
Net income attributable to Baker Hughes Company	$455	$576

Per share amounts:
Basic income per Class A common stock	$0.46	$0.57
Diluted income per Class A common stock	$0.45	$0.57

Weighted average shares:
Class A basic	998	1,010
Class A diluted	1,004	1,018

Cash dividend per Class A common stock	$0.21	$0.19

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2024 Results
Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	March 31, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$2,717	$2,646
Current receivables, net	6,873	7,075
Inventories, net	5,339	5,094
All other current assets	1,491	1,486
Total current assets	16,420	16,301
Property, plant and equipment, less accumulated depreciation	4,931	4,893
Goodwill	6,114	6,137
Other intangible assets, net	4,055	4,093
Contract and other deferred assets	1,824	1,756
All other assets	3,797	3,765
Total assets	$37,141	$36,945
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$4,595	$4,471
Short-term and current portion of long-term debt	147	148
Progress collections and deferred income	5,711	5,542
All other current liabilities	2,726	2,830
Total current liabilities	13,179	12,991
Long-term debt	5,859	5,872
Liabilities for pensions and other postretirement benefits	984	978
All other liabilities	1,569	1,585
Equity	15,550	15,519
Total liabilities and equity	$37,141	$36,945

Outstanding Baker Hughes Company shares:
Class A common stock	998	998

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2024 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In millions)	2024	2023
Cash flows from operating activities:
Net income	$463	$581
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	283	269
Gain on equity securities	(52)	(392)
Provision (benefit) for deferred income taxes	(24)	58
Stock-based compensation cost	51	49
Other asset impairments	—	18
Working capital	209	(63)
Other operating items, net	(146)	(59)
Net cash flows from operating activities	784	461
Cash flows from investing activities:
Expenditures for capital assets	(333)	(310)
Proceeds from disposal of assets	51	46
Other investing items, net	13	35
Net cash flows used in investing activities	(269)	(229)
Cash flows from financing activities:
Dividends paid	(210)	(192)
Repurchase of Class A common stock	(158)	—
Other financing items, net	(59)	(58)
Net cash flows used in financing activities	(427)	(250)
Effect of currency exchange rate changes on cash and cash equivalents	(17)	(55)
Increase (decrease) in cash and cash equivalents	71	(73)
Cash and cash equivalents, beginning of period	2,646	2,488
Cash and cash equivalents, end of period	$2,717	$2,415
Supplemental cash flows disclosures:
Income taxes paid, net of refunds	$108	$163
Interest paid	$48	$50

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2024 Results
Supplemental Financial Information
Supplemental financial information can be found on the Company's website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management's outlook and the results reported in today's earnings announcement. The call will begin at 9:30 a.m. Eastern time, 8:30 a.m. Central time on Wednesday, April 24, 2024, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company's website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a "forward-looking statement"). Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words "may," "will," "should," "potential," "intend," "expect," "would," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target", "goal" or other similar words or expressions. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company's annual report on Form 10-K for the annual period ended December 31, 2023 and those set forth from time to time in other filings with the Securities and Exchange Commission (SEC). The documents are available through the Company's website at: www.investors.bakerhughes.com or through the SEC's Electronic Data Gathering and Analysis Retrieval (EDGAR) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.
Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.
These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:
Economic and political conditions - the impact of worldwide economic conditions and rising inflation; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.
Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.
Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (OPEC) policy and the adherence by OPEC nations to their OPEC production quotas.

Baker Hughes Company News Release
Baker Hughes Company Announces First-Quarter 2024 Results
Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or consuming regions, including Russia and Ukraine; and the recent conflict in the Middle East; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
About Baker Hughes:
Baker Hughes (Nasdaq: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and conducting business in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com

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For more information, please contact:

Investor Relations

Chase Mulvehill
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Thomas Millas
+1 346-415-0320
thomas.millas@bakerhughes.com